Arbitron and Nielsen Terminate ‘Project Apollo’

NEW YORK, February 25, 2008—Arbitron Inc. (NYSE:ARB) and The Nielsen Company announced today that the two companies have terminated the development of “Project Apollo,” the proposed single-source, national research service.  The two companies had been working on the pilot project since early in 2005.  The announcement was made by Susan D. Whiting, executive vice president of The Nielsen Company, and by Steve Morris, chairman, president and chief executive officer of Arbitron Inc.

“Despite a promising level of interest, we did not secure sufficient client commitments to make Project Apollo a sustainable venture for our two companies,” Arbitron and Nielsen said in a joint statement.

“We are grateful to the companies, consultants and to the marketing and advertising agency executives of the seven Project Apollo Steering Committee members who helped us explore the cutting edge of media and marketing research,” the statement continued.

 Said Steve Morris: “Everyone recognized from the outset what an ambitious effort we were undertaking:  harness the best in modern research technology and methodology to see if we could finally fulfill the promise of a single-source media and marketing research service.”

Said Susan Whiting: “We have learned a great deal from ‘Project Apollo,’ and I am confident that this work will enable us to provide even higher levels of quality service to our clients.”

About ‘Project Apollo’

“Project Apollo” was designed to be a single-source, national  market  research service based on  Nielsen’s Homescan technology for measuring consumer purchase behavior, combined with Arbitron’s Portable People Meter TM system, measuring electronic media exposure .  In January 2006, The Nielsen Company and Arbitron Inc. completed the deployment of a national pilot panel of more than 11,000 persons in 5,000 households. The pilot panel was intended to show advertisers how ‘Project Apollo’ might enable a better understanding of the link between consumer exposure to advertising  in multiple media and their shopping/purchase behavior.

Seven advertisers signed on as members of the “Project Apollo” Steering Committee.  The Committee worked with Arbitron and Nielsen to evaluate the utility of multi-media and purchase information from a common sample of consumers.

(Continued...)

Page 2 – Arbitron and Nielsen Terminate ‘Project Apollo’

Individuals within the sample were given incentives to voluntarily carry Arbitron’s Portable People Meter TM, a small, pager-sized device that collects the person’s exposure to electronic media sources: broadcast television networks, cable networks, and network radio as well as audio-based commercials broadcast on these platforms.  Consumer exposure to other media such as newspapers, magazines and circulars were collected through additional survey instruments.

Information on consumer preference and purchases for a wide range of services and products were collected from panelists, via ACNielsen’s Homescan technology, which tracks packaged goods purchases. Data were then collected in aggregate to provide a more complete understanding of participants’ media interactions and their resulting shopping and purchase behavior.

About The Nielsen Company

The Nielsen Company is a global information and media company with leading market positions in marketing information (ACNielsen), media information (Nielsen Media Research), online intelligence (NetRatings and BuzzMetrics), mobile measurement, trade shows and business publications (Billboard, The Hollywood Reporter, Adweek). The privately held company is active in more than 100 countries, with headquarters in Haarlem, the Netherlands, and New York, USA. For more information, please visit www.nielsen.com.

About Arbitron

Arbitron Inc. (NYSE: ARB) is a media and marketing research firm serving radio broadcasters, cable companies, advertisers, advertising agencies and outdoor advertising companies in the United States. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The Company has developed the Portable People Meter, a new technology for media and marketing research.

Through its Scarborough Research joint venture with The Nielsen Company, Arbitron also provides media and marketing research services to the broadcast television, cable, newspaper and online industries.

Arbitron’s marketing and business units are supported by a research and technology organization located in Columbia, Maryland. Its executive offices are located in New York City.

Contacts:
Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

Jack Loftus
The Nielsen Company
646-654-8360
Jack.Loftus@Nielsen.com

Page 3 – Arbitron and Nielsen Terminate ‘Project Apollo’

Portable People MeterTM and PPMTM are marks of Arbitron Inc.

Note from Arbitron Inc. Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which we have derived from information currently available to us. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include, in no particular order, whether we will be able to:

•	successfully implement the rollout of our Portable People MeterTM service;

•	successfully design, recruit, and maintain PPM panels that appropriately balance research quality, panel size and operational cost;

•	successfully obtain and/or maintain Media Rating Council accreditation for our audience measurement services;

•	renew contracts with large customers as they expire;

•	successfully execute our business strategies, including entering into potential acquisition joint-venture, or other material third-party agreements;

•	effectively manage the impact, if any, of any further ownership shifts in the radio and advertising agency industries;

•	respond to rapidly changing technological needs of our customer base, including creating new proprietary software systems and new customer products and services that meet these needs in a timely manner;

•	successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular; and

•	successfully manage the impact on costs of data collection due to lower respondent cooperation in surveys, privacy concerns, consumer trends, technology changes and/or government regulations.

•	successfully develop and implement technology solutions to measure multi-media and advertising in an increasingly competitive environment.

Additional important factors that could cause actual events or our actual results to differ materially from our forward-looking statements are identified and discussed from time to time in our filings with the Securities and Exchange Commission, including, in particular, the risk factors discussed under the caption “ITEM 1A. RISK FACTORS” in our Annual Report on Form 10-K for the year ended December 31, 2006.

The forward-looking statements contained in this document speak only as of the date hereof and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

###